Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-64316, 333-83723, 333-59667 and 333-33095) of our report dated February 13, 2004, with respect to the consolidated financial statements of National Mercantile Bancorp and Subsidiaries included in this Annual Report (Form 10-KSB) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Los Angeles, California
March 30, 2004